EXHIBIT 10.5

EXHIBIT B

AGREEMENT FOR CONSULTING SERVICES

THIS CONSULTING AGREEMENT (“Agreement”) is entered into this 15TH day of August, 2008 by and between Earth Search Sciences, Inc. (ESSI), a Nevada Corporation having its principal place of business at #6 - 306 Stoner Loop Rd, Lakeside, MT. 59922 (“Company”) and  Ken Danchuk (“Consultant”) of #312 – 2532 Shoreline Dr., Winfield, BC, Canada, V4V2H8

RECITALS

•	Consultant has created and developed expertise in application of management practices for administration and marketing of oil shale hydrocarbon products, systems and joint ventures.
•
Consultant has extensive and intimate knowledge about General Synfuels International, Inc., a new subsidiary company of Earth Search Sciences, Inc. and its role as a potential operating company of ESSI for the production and marketing of hydrocarbon products and carbon dioxide sequestration.

•	Consultant is able to arrange for the purchase and implementation of internet based website and corporate internet communication systems.
•	Consultant is able to assist in corporate Investor Relations practices and responsibilities.

Company desires to obtain, and Consultant desires to provide these professional services under the terms and conditions set forth in this Agreement.

AGREEMENTS

In consideration of the mutual promises set forth herein, it is agreed by and between Company and Consultant as follows:

1.	Scope of Services. Consultant shall, upon Company’s request, perform professional services for Company as specified upon the terms and conditions hereinafter set forth:

•	Advise the Company on the corporate requirements and structure of General Synfuels International, Inc. (GSI) so as to integrate GSI into a successful ESSI subsidiary company.
•	Advise the Company on the selection and implementation of a new internet website and corporate communication system.
•	Assist the Company in the analysis, planning and production of corporate executive planning documents.

2.   Place of Work.  Consultant may utilize office space and suitable furnishings at Company’s field office, or work at Consultant’s home offices.

3.  Time Devoted to Work.  In the performance of the services, the aforesaid services and the hours Consultant has to work on any given day shall be entirely within Consultant's control; but Consultant agrees to put in such number of hours as is reasonably necessary to fulfill the spirit and purpose of this Agreement and to be reasonably available for consultation with Company employees during normal working hours.

4.  Term. Unless sooner terminated in accordance with the termination provisions set forth in this Agreement the term of this Agreement shall be for a period of six (6) months commencing on the date hereof.

5.  Consultant’s Fee.  As compensation for Consultant’s services pursuant hereto as outlined in section 1 of this agreement, the Company agrees to as follows:

a.   A Consulting fee of $125,000 (one hundred and twenty-five thousand dollars) payable as follows:

b.   Deliver to Consultant a wire payment for the amount of $50,000 (fifty thousand dollars) on or before the closing date according to Consultant’s instructions. The Company will also deliver a promissory note payable to Ken Danchuk for the payment of $75,000 on September 15th, 2008, and receive instruction for the payment of that note by bank wire.

6.  Expenses. Consultant shall be responsible for all his own expenses except for travel expenses to any meeting arranged and requested by the Company.

7.  Non-Eligibility.  Consultant shall not be eligible to become a member of Company's group health, life insurance, long-term disability, or other employee plans or benefits.

6.  Duration.  This Agreement may be terminated at the election of either party by giving written notice to the other party.  Company shall notify Consultant fourteen (14) days prior to termination except for termination for causes, i.e., for nonprofessional conduct or personal misconduct.  Consultant shall notify Company fourteen (14) days before electing termination.  This Agreement shall be effective from this date until termination as set forth in this paragraph or default as per section 10 of this agreement.

7.  Status of Consultant.  This Agreement calls for the performance of the services of Consultant as an independent contractor and Consultant shall not be considered an employee of Company for any purpose.

8.   Confidentiality of Technical and Commercial Information.  Consultant shall hold in confidence all information received from Company or generated by Consultant as confidential, and shall not divulge the same to third parties or use it in any way other than for accomplishing the assigned work without Company’s prior written approval so long as and to the extent that such information is not in the public domain, or was not in the possession of Consultant prior to receipt from the Company.  When Consultant discloses the above information to any third party, Consultant shall obtain in advance appropriate written nondisclosure agreements from such third parties.

9.   Indemnification  Consultant specifically agrees by acceptance of this Agreement to hold harmless and indemnify Company against all loss, liability, damage, and expenses caused by or connected with Consultant's work such as (but not limited to) Consultant's liability for Workman's Compensation, comprehensive general liability, bodily injury, property damage, personal injury and professional liability.

10.  Default If the transaction set out in this Agreement does not close due to the Company’s failure to satisfy its obligations, or due to the Company’s failure to perform or fulfill any conditions set out in this Agreement, the Consulting fee payment will be retained by the Consultant.

11.  Taxes.  Consultant shall be fully and exclusively responsible for payment of any and all taxes, contributions imposed by law or regulations and/or custom duties incurred in connection with the services hereunder.

12.   Notices.  All notices required or permitted under this Agreement shall be given to the following address or address subsequently specified in writing:

To Earth Search Sciences, Inc.	Attention: Luis Lugo
#6 – 306 Stoner Loop Rd
Lakeside, MT., 59922

To CONSULTANT	Ken Danchuk
#312 – 2532 Shoreline Dr. Winfield, BC, Canada, V4V2H8

13.   Applicable Laws:  This Agreement shall be interpreted under the laws of the   State of Nevada.

14.   Counterparts: This Agreement may be executed in separate counterparts and via facsimile, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15.   Entire Agreement:  This Agreement constitutes and embodies the full and complete understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior understandings whether oral or in writing and may not be modified except by writing signed by the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement at Lakeside MT, on the day and year first above written.

Consultant: Ken Danchuk	Company: Earth Search Sciences, Inc.
/S/ KEN DANCHUK	/S/ LUIS F. LUGO
per Luis F. Lugo, CEO